Exhibit 99.1

To: All Employees
From: Mike Burkland
Subject: Company Update
Timing: 8/20 1:05pm PT

IMPORTANT CONFIDENTIAL INTERNAL COMMUNICATION

Dear Five9ers,

As you know, we recently announced in our earnings call that we reduced our revenue guidance for 2024 and will focus on improving profitability through managing expenses.

Sadly, we have made the very difficult decision to say painful goodbyes to some of our team members, which affects approximately 7% of our global full-time employees. Employees whose positions are being eliminated will be notified by end of day Pacific Time today, and our priority right now is supporting them through this transition.

As we thoughtfully made these decisions with care, we were guided by our Five9 values of being respectful, honest, and transparent. As such, we will offer severance to all employees displaced by these changes, as well as job transition assistance. On behalf of our leadership team, I want to extend my heartfelt gratitude and respect to our team members who have been an important part of our journey.

Looking forward, Five9 is focused on driving shareholder value by increasing revenue, improving profitability, investing in our key strategic initiatives, and delivering for our customers.

I have enormous confidence in Five9 and each of you as we continue to align and execute as one team.

Thank you for your continued commitment to Five9.

Mike